                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): April 14, 2004



                              DELTA AIR LINES, INC.
             -------------------------------------------------------
             (Exact name of registrant as specified in its charter)



              Delaware                              1-5424                            58-0218548
------------------------------------- ----------------------------------- -----------------------------------
    (State or other jurisdiction           (Commission File Number)                 (IRS Employer
         of incorporation)                                                       Identification No.)



                   P.O. Box 20706, Atlanta, Georgia 30320-6001
                   -------------------------------------------
                    (Address of principal executive offices)



       Registrant's telephone number, including area code: (404) 715-2600
                                                           --------------



                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)

ITEM 9. REGULATION FD DISCLOSURE AND
ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Financial Results for the Quarter Ended March 31, 2004

Delta Air Lines, Inc. (Delta) today issued a press release reporting financial results for the quarter ended March 31, 2004. The press release is furnished as Attachment A. Delta also will be providing supplemental data for the March 2004 quarter to certain analysts. The supplemental data is furnished as Attachment B. The information furnished in this Form 8-K shall not be deemed incorporated by reference into any other filing with the Securities and Exchange Commission.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    DELTA AIR LINES, INC.



                                    BY: /s/ Edward H. Bastian
                                        ---------------------------------------
                                        Edward H. Bastian
                                        Senior Vice President - Finance and
                                        Controller


Date: April 14, 2004

Attachment A

FOR IMMEDIATE DISTRIBUTION

CONTACT:          Corporate Communications            Investor Relations
                  404-715-2554                        404-715-6679

                  DELTA AIR LINES REPORTS FIRST QUARTER RESULTS

ATLANTA, April 14, 2004 -- Delta Air Lines (NYSE: DAL) today reported results for the quarter ending March 31, 2004, and other significant news. The key points are, Delta:

- REPORTS A FIRST QUARTER NET LOSS OF $383 MILLION, OR $3.12 LOSS PER COMMON SHARE.

- ENDS QUARTER WITH $2.2 BILLION IN UNRESTRICTED CASH, A $500 MILLION DECREASE FROM DECEMBER 31, 2003.

-        EMPHASIZES THE NEED TO FIND THE PATH TO LONG-TERM SUSTAINABLE
         PROFITABILITY.

         Delta Air Lines reported a net loss of $383 million and a loss per share of $3.12 for the March 2004 quarter. The First Call mean estimate for the March 2004 quarter was a loss per share of $3.02 with estimates ranging between a loss per share of $2.49 and $3.15. In the March 2003 quarter, Delta reported a net loss of $466 million and a loss per share of $3.81. The March 2003 quarter included unusual charges described below of $40 million, or $0.32 per share(1).

         "This was a disappointing quarter for Delta and there are more challenging times ahead," said Gerald Grinstein, Delta's chief executive officer. "Continued losses of this magnitude are unsustainable. Delta must regain sustained profitability so we can compete effectively. The urgent task is to achieve a competitive cost structure so that Delta can generate a positive cash flow, reduce its debt burden and return to profitability."

EARNINGS PERFORMANCE

         First quarter operating revenues increased 4.3 percent and passenger unit revenues increased 0.6 percent, compared to the March 2003 quarter. The load factor for the March 2004 quarter was 70.6 percent, a 1.7 point increase as compared to the March 2003 quarter. System capacity was up 3.5 percent and mainline capacity was up 1.2 percent from the prior year. Detailed traffic, capacity, load factor, yield and unit revenue information is provided in Table 1 below.

         Operating expenses for the March 2004 quarter remained flat with the prior year, although capacity increased. Despite record high fuel costs, Delta's unit costs decreased 3.6 percent from the March 2003 quarter. Fuel price neutralized unit costs(2),(3), excluding unusual items, decreased 3.8 percent.

         "These results clearly show the progress we have made in reducing costs through our profit improvement initiatives," said M. Michele Burns, Delta's executive vice president and chief financial officer. "These initiatives must be combined with achieving a lower pilot cost structure if the company is to reach its goal of cost competitiveness."

         In the March 2004 quarter, Delta's fuel hedging program reduced operating expenses by $32 million, pretax. Delta hedged 34 percent of its jet fuel requirements for the quarter at an average price of

$0.76 per gallon, excluding fuel taxes. Delta's average total fuel price for the March 2004 quarter was $0.95 per gallon.

         Guidance on fuel hedging, capacity, unit costs and other items is provided below.

LIQUIDITY AND FINANCING TRANSACTIONS

         At March 31, 2004, Delta had $2.5 billion in cash, of which $2.2 billion was unrestricted. The $500 million reduction in unrestricted cash from the Dec. 31, 2003 balance of $2.7 billion was primarily due to Delta's contributions to its pension plans and debt repayments.

         During the quarter, Delta made a $325 million contribution to the Delta Retirement Plan. Delta also made a contribution of $71 million to the Delta Pilot Retirement Plan in March 2004. Delta's debt payments for the quarter totaled approximately $400 million, including $236 million in principal repayments of unsecured notes that matured on March 15, 2004. Also during the quarter, Delta issued $325 million of convertible senior notes.

         For the March 2004 quarter, Delta had negative cash flow from operations of $280 million. Excluding pension funding, Delta had positive cash flow from operations of $116 million. Capital expenditures for the quarter were $227 million, including $102 million for aircraft and $125 million for non-fleet expenditures.

STRATEGIC INVESTMENTS

         While Delta is undergoing its strategic reassessment, the company continues to invest in products and services to strengthen its competitive position. In January, Delta announced that it is expanding its presence in New York City with enhancements to its service and terminal at John F. Kennedy International Airport (JFK), including an investment of approximately $300 million over the next six years to upgrade systems and processes which will enhance the customer's travel and airport experience.

         Song, Delta's low-fare unit, celebrated its one year anniversary this month. Song currently operates 36 aircraft and, this month, will complete the installation of its industry-leading in-flight entertainment system, featuring 24 channels of live, satellite television, 24 channels of audio programming and an interactive music trivia game.

         As previously announced, during the quarter Delta entered into an agreement to purchase 32 Bombardier CRJ-200 aircraft to be delivered in 2005. A third party has committed to finance, on a secured basis at the time of acquisition, the future deliveries of these aircraft. Delta plans to allocate this capacity growth primarily to serve its hubs.

EXPLANATION OF UNUSUAL ITEMS

March 2003 Quarter

         In the March 2003 quarter, Delta recorded, net of tax, (1) a $27 million charge for the cost of pension benefits related to the workforce reduction programs announced in October 2002; (2) a $9 million charge related to the purchase of a portion of outstanding ESOP Notes; and (3) a $4 million charge related to derivative and hedging activities accounted for under Statement of Financial Accounting Standard (SFAS) No. 133. The attached Consolidated Statement of Operations for the March 2003 quarter shows Delta's net loss as reported under GAAP, as well as net loss excluding these items. Delta believes this information is helpful to investors to evaluate recurring operational performance because the unusual items are not representative of core operations.

OTHER MATTERS

         Attached to this earnings release are Delta's Consolidated Statements of Operations for the three months ended March 31, 2004, and 2003; a statistical summary for those periods; selected balance sheet data as of March 31, 2004, and Dec. 31, 2003; and a reconciliation of certain non-GAAP to GAAP financial measures.

         Delta will host a Webcast to discuss its quarterly earnings today, April 14, at 10:00 a.m. Eastern Time. The Webcast is available via the Internet at www.delta.com/inside/investors/index.jsp.

         Delta Air Lines is proud to celebrate its 75th anniversary in 2004. Delta is the world's second largest airline in terms of passengers carried and the leading U.S. carrier across the Atlantic, offering daily flights to 497 destinations in 84 countries on Delta, Song, Delta Shuttle, the Delta Connection carriers and its worldwide partners. Delta's marketing alliances allow customers to earn and redeem frequent flier miles on more than 14,000 flights offered by SkyTeam, Northwest Airlines, Continental Airlines and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. For more information, please visit delta.com.

MARCH 2004 QUARTER TRAFFIC, CAPACITY, LOAD FACTOR, YIELD AND UNIT REVENUE VS. MARCH 2003 QUARTER

----------------------------------------------------------------------------------------------------------------------
Table 1                                                         Year-Over-Year Change
----------------------------------------------------------------------------------------------------------------------
                                 North America            Atlantic             Latin America            Pacific
----------------------------------------------------------------------------------------------------------------------
Traffic                               5.7%                  7.1%                   4.9%                  24.9%
----------------------------------------------------------------------------------------------------------------------
Capacity                              4.6%                 (0.4%)                 (3.9%)                 11.8%
----------------------------------------------------------------------------------------------------------------------
Load Factor                           0.7 pts.              5.2 pts.               6.2 pts.               8.7 pts.
----------------------------------------------------------------------------------------------------------------------
Yield                                (1.5%)                 3.1%                   1.5%                  (6.6%)
----------------------------------------------------------------------------------------------------------------------
Passenger Unit Revenue               (0.4%)                10.9%                  10.9%                   4.3%
----------------------------------------------------------------------------------------------------------------------

2004 GUIDANCE

         In addition to the $396 million in pension funding contributions made in the March 2004 quarter, Delta estimates its remaining funding obligation for its defined benefit pension plans in 2004 will be approximately $65 million (4).

         Delta expects to have capital expenditures of approximately $1.1 billion in 2004. This includes approximately $500 million for aircraft, $300 million for aircraft modifications and inventory, and $300 million for non-fleet related expenditures. Capital expenditures for the June 2004 quarter are estimated to be approximately $250 million, of which approximately $110 million is for aircraft and $140 million is for non-aircraft related expenditures.

         Delta currently has no fuel hedge contracts in place. In February 2004, Delta settled all of its fuel hedge contracts prior to their scheduled settlement dates. As a result, Delta received $83 million, which represented the fair value of the contracts at the date of settlement. In accordance with GAAP, an $82 million gain was deferred and is being recognized as a reduction to fuel expenses as the corresponding fuel purchases that were being hedged are consumed.

The following table includes certain projected information for the periods presented.

Table 2                                                              Year-Over-Year Change
----------------------------------------------------------------------------------------------------------------------
                                                  Q2 2004                   Q3 2004               Full Year 2004
----------------------------------------------------------------------------------------------------------------------
Capacity                                       Up 15 to 17%(5)           Up 10 to 12%              Up 8 to 10%
----------------------------------------------------------------------------------------------------------------------
Unit costs, excluding unusual              Down approximately            -------------            Down 4 to 5%
items(6)                                            9%

----------------------------------------------------------------------------------------------------------------------
Fuel price neutralized unit costs,
excluding unusual items(6), (7)            Down approximately            -------------            Down 5 to 6%
(vs. prior year unit costs,                        10%
excluding unusual items)
----------------------------------------------------------------------------------------------------------------------

ENDNOTES

(1) Note 1 to the attached Consolidated Statements of Operations shows a reconciliation of Delta's net loss reported under accounting principles generally accepted in the United States (GAAP) to the net loss excluding unusual items, as well as reconciliations of other financial measures including and excluding unusual items.

(2) "Fuel price neutralized unit costs" means the amount of operating cost incurred per available seat mile during a reporting period, adjusting the average fuel price per gallon for that period to equal the average fuel price per gallon for the corresponding period in the prior year.

(3) We believe this non-GAAP financial measure assists investors in understanding the impact of changes in fuel costs on our operations.

(4) Estimates of Delta's future funding obligations under its defined benefit pension plans are based on various assumptions, including the actual market performance of the plan assets, future long-term investment grade corporate bond rates and regulatory requirements.

(5) A significant portion of the planned second quarter 2004 year-over-year capacity increase results from the restoration of capacity that was reduced in the second quarter of 2003 due to the war in Iraq.

(6) Delta is unable to reconcile this financial measure to unit costs under GAAP for the periods presented because Delta cannot project specific unusual items that may occur in the periods presented.

(7) Average aircraft fuel price per gallon was $0.76 for the three months ended June 30, 2003 and $0.82 for the year ended December 31, 2003.

Statements in this news release that are not historical facts, including statements regarding Delta's estimates, beliefs, expectations, intentions, strategies or projections, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, beliefs, expectations, intentions, strategies and projections reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the effects of terrorist attacks, military conflicts, the state of the domestic and international economy, the demand for air travel, the availability and cost of aircraft fuel, competitive factors in the airline industry, the outcome of negotiations on collective bargaining agreements and other labor issues and the results achieved through the profit improvement initiatives or other means. Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta's Securities and Exchange Commission filings, including its Form 10-K for the year ended December 31, 2003 filed with the Commission on March 12, 2004. Caution should be taken not to place undue reliance on Delta's forward-looking statements, which represent Delta's views only as of April 14, 2004, and which Delta has no current intention to update.

                              DELTA AIR LINES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (unaudited; in millions, except share and per share data)

                                                  Three Months Ended
                                                       March 31,
                                                                                    Percent
                                              2004                   2003            Change
                                           -----------           -----------        -------
Operating Revenues:
  Passenger                                $     3,051           $     2,931            4.1%
  Cargo                                            122                   113            8.0%
  Other, net                                       119                   111            7.2%
    Total operating revenues                     3,292                 3,155            4.3%
Operating Expenses:
  Salaries and related costs                     1,609                 1,634           (1.5%)
  Aircraft fuel                                    574                   511           12.3%
  Depreciation and
    amortization                                   307                   303            1.3%
  Contracted services                              241                   232            3.9%
  Landing fees and other rents                     217                   218           (0.5%)
  Aircraft maintenance materials
    and outside repairs                            157                   144            9.0%
  Aircraft rent                                    181                   183           (1.1%)
  Other selling expenses                           126                   115            9.6%
  Passenger commissions                             47                    55          (14.5%)
  Passenger service                                 78                    80           (2.5%)
  Restructuring and related
    items                                           --                    43         (100.0%)
  Other                                            143                   172          (16.9%)
    Total operating expenses                     3,680                 3,690           (0.3%)
Operating Loss                                    (388)                 (535)          27.5%
Other Income (Expense):
  Interest expense                                (194)                 (176)         (10.2%)
  Interest income                                   13                    10           30.0%
  Gain (loss)on extinguishment
    of debt                                          1                   (14)         107.1%
  Fair value adjustments of
    SFAS 133 derivatives                           (23)                   (6)        (283.3%)
  Miscellaneous expense, net                        (7)                   (3)        (133.3%)
    Total other income (expense)                  (210)                 (189)         (11.1%)
Loss Before Income Taxes                          (598)                 (724)          17.4%
Income Tax Benefit                                 215                   258          (16.7%)

Net Loss                                          (383)                 (466)          17.8%
Preferred Stock Dividends                           (4)                   (4)            --
Net Loss Available
  To Common Shareowners                    $      (387)          $      (470)          17.7%
Basic And Diluted Loss
  Per Share                                $     (3.12)          $     (3.81)          18.1%
Operating Margin                                 (11.8%)               (17.0%)          5.2 pts.

Net Loss Excluding
  Unusual Items (Note 1)                   $      (383)(1)       $      (426)          10.1%
Basic and Diluted Loss Per Share
  Excluding Unusual Items
    (Note 1)                               $     (3.12)(1)       $     (3.49)          10.6%

Weighted Average Shares Used
  In Basic and Diluted Loss
  Per Share Excluding Unusual
  Items Computation                        123,879,082           123,360,418            0.4%

(1) In the March 2004 quarter there were no unusual items to exclude.

                              DELTA AIR LINES, INC.
                               STATISTICAL SUMMARY
                                   (unaudited)

                                             Three Months Ended
                                                  March 31,
                                                                         Percent
                                            2004            2003         Change
Consolidated:
Revenue Psgr Miles (millions)              24,251          22,884          6.0%
Available Seat Miles
 (millions)                                34,363          33,204          3.5%
Passenger Mile Yield (cents)                12.58           12.81         (1.8%)
Operating Revenue Per
 Available Seat Mile (cents)                 9.58            9.50          0.8%
Passenger Revenue Per
 Available Seat Mile (cents)                 8.88            8.83          0.6%
Operating Cost per
 Available Seat Mile (cents)                10.71           11.11         (3.6%)
Fuel Price Neutralized
 Operating Cost per Available
 Seat Mile - Excluding (cents)
 (Note 1)                                   10.56(1)        10.98         (3.8%)
Passenger Load Factor
 (percent)                                  70.57           68.92         1.65 pts.
Breakeven Passenger Load
 Factor (percent)                           79.54           81.49        (1.95) pts.
Breakeven Passenger Load
 Factor - Excluding (percent)
 (Note 1)                                   79.54(1)        80.47        (0.93) pts.
Psgrs Enplaned (thousands)                 25,343          24,910          1.7%
Fuel Gallons Consumed
 (millions)                                   603             588          2.6%
Average Price Per Fuel Gallon,
 net of hedging gains (cents)               95.23           86.89          9.6%
Number of Aircraft in Fleet,
 End of Period                                838             827          1.3%
Full-Time Equivalent Employees,
 End of Period                             69,900          72,200         (3.2%)

Mainline:
Revenue Psgr Miles (millions)              21,814          20,982          4.0%
Available Seat Miles
 (millions)                                30,486          30,133          1.2%
Operating Cost Per
 Available Seat Mile (cents)                10.38           10.74         (3.4%)
Fuel Price Neutralized
 Operating Cost per Available
 Seat Mile - Excluding (cents)
 (Note 1)                                   10.22(1)        10.60         (3.6%)
Number of Aircraft in Fleet,
 End of Period                                550             559         (1.6%)

(1) In the March 2004 quarter there were no unusual items to exclude.

SELECTED BALANCE SHEET DATA:

                                    March 31,     December 31,
                                      2004            2003
                                  (unaudited)
(in millions)
Cash and cash equivalents          $ 2,180          $ 2,710
Restricted cash, including
 noncurrent                            293              235
Total assets                        26,174           26,356
Total debt, including current
 maturities                         12,479           12,462
Capital lease obligations,
 current and long-term                  95               97
Total shareowners' deficit          (1,028)            (659)

Note 1: The following tables show reconciliations of certain financial measures adjusted for the items shown below.

                                         Three Months Ended
                                              March 31,
                                                2003
(in millions)
Net loss                                       $ (466)
Unusual items, net of tax:
 Pension benefits for 2002 workforce
  reductions                                       27
 Loss on extinguishment of debt                     9
 Fair value adjustments of
  SFAS 133 derivatives                              4
Total unusual items, net of tax                    40
Net loss excluding unusual items               $ (426)

Basic and diluted loss per share               $(3.81)
Unusual items, net of tax:
 Pension benefits for 2002 workforce
  reductions                                     0.22
 Loss on extinguishment of debt                  0.07
 Fair value adjustments of
  SFAS 133 derivatives                           0.03
Total unusual items, net of tax                  0.32
Basic and diluted loss per share
 excluding unusual items                       $(3.49)


Operating expenses                             $3,690
Unusual items:
 Pension benefits for 2002 workforce
  reductions                                      (43)
Operating expenses excluding unusual
 items                                         $3,647

Breakeven load factor                           81.49%
Unusual items:
 Pension benefits for 2002 workforce
  reductions                                    (1.02)
Breakeven load factor
 excluding unusual items                        80.47%

                                                              Three Months Ended
                                                                  March 31,
                                                            2004            2003
Unit costs and Fuel price neutralized unit costs
(in cents, except where noted)
Operating expenses (millions)                              $ 3,680         $ 3,690
ASMs (millions)                                             34,363          33,204
Unit costs                                                   10.71           11.11
Unusual items:
 Pension benefits for 2002 workforce
  reductions                                                    --           (0.13)
Unit costs excluding unusual items(1)                        10.71           10.98
Less fuel expense                                            (1.67)
Plus current year fuel gallons
 x prior year fuel price(2)                                   1.52
Fuel price neutralized unit costs
 excluding unusual items(1)(3)                               10.56
vs. March 2003 unit costs
 excluding unusual items                                     10.98
Change                                                         3.8%

Mainline - Unit costs and Fuel price neutralized
 unit costs
(in cents, except where noted)
Operating expenses (millions)                              $ 3,165         $ 3,236
ASMs (millions)                                             30,486          30,133
Unit costs                                                   10.38           10.74
Unusual items:
 Pension benefits for 2002 workforce
  reductions                                                    --           (0.14)
Unit costs excluding unusual items(1)                        10.38           10.60
Less fuel expense                                            (1.54)
Plus current year fuel gallons
 x prior year fuel price(4)                                   1.38
Fuel price neutralized unit costs
 excluding unusual items(1)(3)                               10.22
vs. March 2003 unit costs
 excluding unusual items                                     10.60
Change                                                         3.6%

                                               Three Months Ended
                                                   March 31,
                                                     2004
(in millions)
Capital Expenditures
Cash used by investing activities - GAAP
 Flight equipment additions                        $ (157)
 Ground property & equipment additions                (92)
Add:
 Aircraft delivered under seller-financing            (55)
Less:
 Advanced deposit activity, net                        27
 Boston airport terminal project expenditures          50
Capital expenditures                               $ (227)

                                               Three Months Ended
                                                   March 31,
                                                     2004
(in millions)
Positive cash flow
Cash provided by operating
 activities - GAAP                                 $ (280)
Add:
 Pension funding                                      396
Positive cash flow                                 $  116

(1) We believe this non-GAAP financial measure assists investors in understanding the impact of changes in fuel costs on our operations.

(2) 603 million gallons x 86.89 cents/gallon divided by 34.363 billion ASMs for the three months ended Mar. 31, 2004.

(3) Operating cost per available seat mile (ASM), adjusting average fuel price per gallon for the period to equal the average fuel price per gallon for the corresponding period in the prior year.

(4) 506 million gallons x 83.45 cents/gallon divided by 30.486 billion ASMs for the three months ended Mar. 31, 2004.

Attachment B
April 14, 2004

Dear Investors and Analysts,

To make more efficient use of the time allocated for this morning's conference call, we are providing detailed variance information on our operating and non-operating expenses to assist you in analyzing Delta's March 2004 quarterly results. This information is intended to supplement that provided in the conference call (scheduled for 10:00 a.m. ET today) and in the earnings release. Please see Note 1 to the Consolidated Statements of Operations for a reconciliation of certain financial measures including and excluding unusual items. March quarter revenue performance will be discussed in the conference call.

Please feel free to call me at 404-715-6679 if you have any questions. Thank you for your continued support of Delta Air Lines.



Gail Grimmett

                      SUPPLEMENTAL MARCH 2004 QUARTER DATA

MARCH 2004 QUARTER VS. MARCH 2003 QUARTER

-        Total operating expenses for the quarter remained flat at $3.7 billion.
         Operating expenses, excluding unusual items, increased 1% to $3.7 billion on a 3.5% increase in capacity.

-        Delta's total unit cost decreased 3.6% to 10.71 cents from 11.11 cents.
         Fuel price neutralized unit costs, excluding unusual items, decreased 3.8% to 10.56 cents from 10.98 cents.

- Salaries and related costs decreased 2%. This decline is primarily due to lower Mainline headcount and a decrease in benefit expenses due to our costs savings initiatives, offset by higher pension expense, contractual increases for pilots and growth at ASA and Comair.

- Aircraft fuel expense increased 12% due primarily to higher fuel prices and increased consumption. Delta's average fuel price per gallon, including the impact of fuel hedges, rose 10% to 95.23 cents driving $51 million of the increase.

- Aircraft maintenance materials and outside repairs increased 9% primarily from increased materials volume due to restored capacity and lower warranty credits.

- Other selling expenses increased 10% mainly due to increased advertising costs and higher credit card charges due to increased traffic, partially offset by a decrease in booking fees due to lower rates.

- Passenger commissions expense declined 15% primarily due to renegotiated incentive commission rates.

- Other expenses decreased 17% primarily due to a reduction in certain property taxes and a decline in insurance costs resulting from lower rates as well as lower professional fees and supply costs.

- Interest expense increased 10% primarily as a result of higher levels of debt outstanding.

- Loss due to fair value adjustments of SFAS 133 derivatives increased $17 million due to costs associated with the early settlement of our fuel hedge contracts in February 2004.

OTHER ITEMS
Aircraft Fleet

Our aircraft fleet, orders, options and rolling options at March 31, 2004 are summarized in the following table. Options have scheduled delivery slots. Rolling options replace options and are assigned delivery slots as options expire or are exercised.

                                            CURRENT FLEET
                                   --------------------------------
                                                                                                      ROLLING
     AIRCRAFT TYPE                 OWNED        LEASED        TOTAL        ORDERS       OPTIONS       OPTIONS
     ------------------------------------------------------------------------------------------------------------
     B-737-200                        6           46            52           --            --            --
     B-737-300                       --           26            26           --            --            --
     B-737-800                       71           --            71           61(1)         60           225
     B-757-200                       77           44           121           --            20            35
     B-767-200                       15           --            15           --            --            --
     B-767-300                        4           24            28           --            --            --
     B-767-300ER                     51            8            59           --            10             8
     B-767-400                       21           --            21           --            23            --
     B-777-200                        8           --             8            5            20             7
     MD-11                            8            5            13           --            --            --
     MD-88                           63           57           120           --            --            --
     MD-90                           16           --            16           --            --            --
     ATR-72                           4           15            19           --            --            --
     CRJ-100/200                    106          123           229           32           136            --
     CRJ-700                         40           --            40           18           145            --
                               ----------------------------------------------------------------------------------
     Total                          490          348           838          116           414           275
                               ==================================================================================

(1) Includes 11 B-737-800 aircraft to be sold by Delta to a third party under a definitive agreement entered into in October 2003.